QuickLinks -- Click here to rapidly navigate through this document
News Release	Exhibit 99.1
From:	Sanchez Computer Associates, Inc. 40 Valley Stream Parkway Malvern, PA 19355 USA	FOR IMMEDIATE RELEASE
Contacts:	Todd Pittman Chief Financial Officer Tel: 1-610-578-4100 Fax 1-610-296-7371 todd.pittman@sanchez.com	Greg Ryan Investor Relations Officer Tel: 1-610-578-4252 Fax 1-610-296-7371 greg.ryan@sanchez.com

Sanchez Computer Associates Exceeds Its Third Quarter
Expectations with $25.2 Million in Revenue and $0.05 EPS;
Company's Revenue Backlog Reaches Record $78 Million

        MALVERN, Pa., Oct. 31, 2002—Sanchez Computer Associates Inc. (Nasdaq: SCAI) today announced the company generated quarterly revenues of $25.2 million and posted earnings per share of $0.05 for the third quarter ended Sept. 30, 2002, which beat the company's quarterly revenue and earnings expectations. The company's third-quarter forecast, which included expected results from the recently acquired Spectra Securities Software, called for a revenue range of $23 million to $25 million with an earnings range of $0.01 to $0.03 per share.

        The third quarter's revenues increased to $25.2 million from $24.9 million recorded in 2001's third quarter. The overall revenue increase was supported by a 2001 over 2002 comparable third quarter rise in services revenues from $9.9 million to $10.2 million, and a comparable quarter rise in processing revenues from $4.2 million to $4.9 million. In addition, all company revenue categories rose on a consecutive quarter basis.

        The company's 2002 third quarter earnings from operations rose to $1.4 million from $696,000 reported in the third quarter of 2001. Third quarter 2002 net earnings increased to $1.3 million from $1.0 million posted in same quarter in 2001. For 2002's third quarter, the company also generated positive cash flow from operations of approximately $6.9 million.

        "The company's third quarter achievement exceeded the estimates we provided in July and kept us on solid footing to close the year on a strong note," said Frank R. Sanchez, CEO of the company. "During the last two quarters, we secured business with several clients and completed an acquisition, which contributed to building the company's revenue backlog from $56 million at first quarter's end to a record-level $78 million at the end of the third quarter," said Sanchez. "This groundwork provides us with a significant base on which to grow for 2003."

        For the third quarter, the company also hit record highs with its net SAB No. 101 deferred product and services revenue of $28.6 million and with its deferred margin balance of $9.1 million. Deferred product and services revenue is part of the company's future revenue stream. This, along with the recurring items of software license maintenance contracts and processing revenues generated from Sanchez's outsourcing unit, enhances the company's visibility on future revenues.

        The company's balance sheet remained strong at the end of the third quarter with more than $23 million in cash and no bank debt. The company also noted it has an untapped $20 million line of credit facility.

        In addition, for the third consecutive quarter, the company significantly reduced its days sales outstanding (DSO), which improved to 84 DSOs at Sept. 30 from 98 DSOs reported at June 30, and dramatically reduced from 145 DSOs at March 31.

Third Quarter Events

        As anticipated, operating expenses during the third quarter included a one-time restructuring charge of approximately $750,000, which covered costs related primarily to a 12 percent workforce reduction announced by the company on July 10. The one-time charge adversely affected the reported third quarter's earnings by approximately $0.02 per share.

        During the third quarter, Sanchez also settled its outstanding receivable with an unannounced client previously disclosed in the company's periodic filings with the Securities and Exchange Commission. As a result, the company recognized approximately $3.1 million revenue in the third quarter, which was previously deferred pursuant to SAB No. 101. The unannounced client had been in the final stages of implementing a direct bank in the fourth quarter of 2001 when the institution notified Sanchez that it would discontinue its direct banking initiative.

        Also during the third quarter, the company benefited from a lower income tax provision, which had a favorable impact on earnings. For planning purposes, the company anticipates its effective tax rate will be approximately 33 percent.

Sanchez Wealth Management Division Update

        For the third quarter, the Sanchez Wealth Management Division contributed approximately $3.9 million in revenue and posted operating earnings of approximately $178,000. The company expects the division's contribution to generate revenue of between $4.1 million and $4.3 million in the fourth quarter.

Outsourcing Update

        As of Sept. 30, the open account base on the outsourcing platform supplied by Sanchez Data Systems Inc. (SDSI) had grown more than 16 percent to 858,000 open accounts, up from 738,000 open accounts at June 30. At third quarter's end, 10 clients were processing accounts on the outsourcing platform. During the quarter, Sanchez signed a license agreement with a client for several Sanchez products. The client was referenced in previous quarters as a "significant U.S. financial services institution." This client remains in implementation to launch a direct bank on Sanchez's outsourcing platform.

        In addition, third quarter processing margins on the SDSI platform improved to 15.8 percent from 11.4 percent recorded for the same period in 2001. Processing margins were also up consecutively from 2002's second quarter processing margin of 13.2 percent.

Forecast

        Sanchez increased its 2002 annual earnings range forecast to $0.10 to $0.12 per share on an adjusted forecasted revenue range of $93 million to $95 million. For the fourth quarter, Sanchez management estimates a revenue range of $26 million to $28 million with an earnings range of $0.03 to $0.05 per share.

Client News

        During the quarter, Sanchez announced that Thailand's largest retail bank, Krung Thai Bank Pcl. (KTB), selected the Sanchez Profile™ real-time banking solution to replace the bank's legacy operational systems. KTB, with more than 11 million accounts and 645 branches, also selected TN Information Systems Ltd. (TNIS) of Thailand, a Sanchez solution partner, as the prime contractor and systems integrator for the project. TNIS will provide program management, system infrastructure design, and change management and business process reengineering consulting. Sanchez will provide the core banking, branch automation and accounting software and augment TNIS consulting with implementation and customization services, and training. The project began in September.

        The company also announced that Sumitomo Mitsui Banking Corporation (SMBC), the world's third largest banking corporation, successfully migrated its Los Angeles, Calif. corporate banking customer and deposit operations to the Sanchez Profile real-time bank transaction processing solution and merged the bank's Los Angeles and New York account database systems into a single, integrated Sanchez Profile processing environment. Sanchez has now replaced legacy core processing components of SMBC's international corporate banking systems in New York, London, Brussels and Los Angeles as part of the bank's ongoing Global Integrated System (GIS) initiative begun in 1998.

Conference Call

        Sanchez has scheduled a conference call for today at 11 a.m. Eastern Standard Time (EST) to discuss the third quarter's operating results and the company's expectations for future performance. For listen-only access to the conference call, please call the toll-free conference number, 800-233-2795 by 10:50 a.m. EST, and reference the conference ID—"Sanchez." Alternatively, to listen to the call on the Web, go to the Sanchez Web site, http://www.sanchez.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (10:45 a.m. EST) to register, download and install any necessary audio software.

        For those who cannot listen to the Web broadcast, it will be posted on the company's Web site two hours after the call is completed and will remain on the site through Nov. 30. A telephone replay also will be available two hours after the conference call through Nov. 5, and can be accessed by calling toll free: 800-934-2127. In addition, a transcript will be available 48 hours later and will be posted on the company's Web site.

About Sanchez

        Sanchez Computer Associates Inc. (Nasdaq: SCAI) is a global leader in developing and marketing scalable and integrated software and services that provide banking, customer integration, brokerage, wealth management and outsourcing solutions to approximately 400 financial institutions in 21 countries. Sanchez corporate headquarters is located in Malvern, Pa. The company's outsourcing data and operations service center, Sanchez Data Systems Inc., is located in Seven Fields, Pa. On July 3, 2002, Sanchez completed its acquisition of Spectra Securities Software Inc., of Toronto, Canada, a leading provider of comprehensive wealth management solutions. Spectra and its products now carry the Sanchez brand and operate as the company's wealth management division. For more information, visit Sanchez on the Web at http://www.sanchez.com.

        This news release may contain forward-looking statements about Sanchez, its wealth management division, and/or Sanchez Data Systems Inc., which is an operating unit of Sanchez, and may include, without limitation, statements concerning Sanchez's expectations that may impact the company's performance. When used in this news release, the words "anticipate," "estimate," "expect," "intend," "plan," "project" and variations of these words and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors including those identified in the company's Form 10-K for 2001, which was filed with the SEC on March 28, 2002. The company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Profile is a registered trademark and Sanchez Profile, Sanchez Xpress, Sanchez Webclient, Sanchez WebCSR and Wealthware are trademarks of Sanchez Computer Associates Inc. e-PROFILE is a registered trademark of Sanchez

Data Systems Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

4

SANCHEZ COMPUTER ASSOCIATES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(all amounts in thousands)

	September 30, 2002	December 31, 2001
Cash and cash equivalents	$23,403	$40,955
Accounts receivable, net	18,651	21,359
Contracts in process	4,900	1,757
Deferred product and service expense	13,061	10,598
Other current assets	10,179	7,485

Total current assets	70,194	82,154
Property and equipment, net	5,536	7,247
Deferred product and service expense	6,442	6,305
Goodwill	23,860	899
Amortizable intangibles	8,930	459
Other non-current assets	4,338	3,549

Total assets	$119,300	$100,613

Deferred product and service revenue	$20,252	$14,037
Other current liabilities	26,329	17,816

Total current liabilities	46,581	31,853
Deferred product and service revenue	8,344	8,630
Shareholders' equity	64,375	60,130

Total liabilities and shareholders' equity	$119,300	$100,613

Note: Certain amounts have been reclassified to conform to the current presentation.

SANCHEZ COMPUTER ASSOCIATES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenues:
Products	$4,029	$4,204	$10,526	$18,720
Services	10,232	9,897	25,102	25,936
Processing	4,934	4,173	14,367	10,472
Software maintenance fees & other	6,020	6,576	16,878	16,726

Total revenues	25,215	24,850	66,873	71,854
Operating expenses:
Product development	4,701	4,880	11,595	13,868
Product support	1,488	1,300	4,002	3,957
Services	5,705	7,325	15,110	19,499
Processing	4,154	3,698	12,302	9,605
Sales and marketing	2,933	3,784	9,295	10,956
General, administrative & other	4,040	3,167	12,450	11,504
Restructuring charge	752		752

Total operating expenses	23,773	24,154	65,506	69,389
Earnings from operations	1,442	696	1,367	2,465
Interest income, net	147	596	890	1,562
Foreign exchange	134		134

Earnings before income taxes	1,723	1,292	2,391	4,027
Income tax provision	409	277	629	1,180

Net earnings	$1,314	$1,015	$1,762	$2,847

Basic earnings per average common share	$0.05	$0.04	$0.07	$0.11
Diluted earnings per average common share	$0.05	$0.04	$0.07	$0.11
Weighted-average common shares outstanding	26,503	25,937	26,202	25,631
Weighted-average common and dilutive shares outstanding	26,817	26,658	26,482	26,353

Note: Certain amounts have been reclassified to conform to the current presentation.

QuickLinks

Sanchez Computer Associates Exceeds Its Third Quarter Expectations with $25.2 Million in Revenue and $0.05 EPS; Company's Revenue Backlog Reaches Record $78 Million
SANCHEZ COMPUTER ASSOCIATES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (all amounts in thousands)
SANCHEZ COMPUTER ASSOCIATES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (all amounts in thousands, except for per share amounts)